Exhibit 10.3

IXIA
SECOND AMENDED AND RESTATED IXIA 2008 EQUITY INCENTIVE PLAN, AS AMENDED
Restricted Stock Unit Award Agreement

Ixia (“Company”) hereby grants to you a Restricted Stock Unit Award (this “RSU Award”) under the Ixia Second Amended and Restated Ixia 2008 Equity Incentive Plan (the “Plan”), as set forth below. Capitalized terms defined in the Plan but not in this Agreement shall have the meanings given to them in the Plan.

Name:

Date of Grant:

Target Number of
Restricted Stock Units
(“Target RSUs”):

Nature of

Restricted Stock Units:
Each Restricted Stock Unit (“RSU”) represents the right of the Participant to receive one share (“Share”) of Company Common Stock to be issued and delivered at the end of the applicable vesting period, subject to the risk of cancellation as described herein and in the Plan.

Performance Period:	The Performance Period for this award begins on January 1, 2016 and ends on December 31, 2017 (the “Performance Period”).

Combined 2016-2017
Non-GAAP Operating
Profit Objectives for

Performance Period:
On the date of grant of this RSU Award, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has established for the Performance Period the Combined 2016-2017 Non-GAAP Operating Profit per Average Number of Shares Outstanding (as defined in Exhibit A) threshold and target objectives set forth in Exhibit A attached hereto (together, the “Objectives”). This RSU Award Agreement shall be accompanied by a written notification setting forth the dollar amounts of the Objectives.

Earned RSUs:
If the Company achieves in excess of the Threshold Objective (as defined in Exhibit A and as set forth in Exhibit B) for the Performance Period, then the RSUs will become earned and subject to vesting based on the extent to which the Target Objective (as defined in Exhibit A and as set forth in Exhibit B) has been achieved, provided you remain an Employee of the Company from the date hereof through the date on which the Committee completes the confirmation and certification process as described below. The number of RSUs that become earned and subject to vesting (“Earned RSUs”) will be determined by multiplying (i) the Percentage of Target RSUs earned, as determined in accordance with Exhibit B, by (ii) the number of Target RSUs set forth above. If the calculation of the number of Earned RSUs eligible for vesting results in a fractional number of RSUs, then the number of Earned RSUs eligible for vesting will be rounded down to the nearest whole number.

Committee Confirmation

and Certification:
Within 30 days following the Company’s filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10‑K (including the Company’s consolidated financial results) for the year ending December 31, 2017, the Committee will (i) confirm in writing the extent to which the Target Objective has been met and (ii) certify the number of RSUs, if any, that have become earned and eligible for vesting and that the number has been accurately determined in accordance with the terms and conditions of this RSU Award. Except as provided in Sections 5 or 6 of the Restricted Stock Unit Terms and Conditions attached hereto, no RSUs granted under this RSU Award shall be considered earned prior to the date on which the Committee completes the confirmation and certification process described herein (the “Committee Certification”).

Vesting Schedule:
Except as otherwise provided in or contemplated by Sections 5 or 6 of the Restricted Stock Unit Terms and Conditions attached hereto, to the extent that the RSUs become earned and eligible for vesting, (i) 50% of the Earned RSUs will vest on, and the Shares covered thereby will automatically be issued and delivered within five business days after the date of the Committee Certification described above and (ii) the remaining 50% of the Earned RSUs will vest and the Shares represented thereby will be automatically issued and delivered in eight equal quarterly installments commencing on June 1, 2018, and continuing on the 1st day of the third calendar month of each calendar quarter thereafter, provided you remain an Employee of the Company from the grant date through the applicable vesting date.

Forfeiture:
Except as otherwise provided in or contemplated by Section 5 and 6 of the Restricted Stock Unit Terms and Conditions attached hereto, if you cease to serve as an Employee of the Company (or any of its affiliates), then all unearned RSUs and all Earned RSUs that are then unvested shall automatically be cancelled and forfeited for no value.

In addition, if the Company achieves less than the Threshold Objective for the Performance Period, then no RSUs shall be earned, and this RSU Award shall automatically be cancelled and forfeited for no value, effective as of the date of the Committee Certification.
In the event that the RSUs become earned and eligible for vesting and the Company is thereafter required to restate its consolidated financial statements for the Company’s 2016 and/or 2017 fiscal years, the Committee shall cause the cancellation and forfeiture, without the payment of any consideration therefor, of all Earned RSUs that are then unvested and that the Committee determines would not have been earned had the Company’s consolidated financial statements that are the subject of such restatement(s) been correctly stated and used to measure the extent to which the Company achieved the Objectives for purposes of this RSU Award.

Taxes:
Payment of any applicable taxes in connection with any Earned RSUs must be made by check or in such other manner as is permitted by the Company at the time of vesting (see Section 4 of the Restricted Stock Unit Terms and Conditions attached hereto).

This Restricted Stock Unit Award Agreement (this “RSU Award Agreement”) consists of (i) the first three pages hereof, (ii) Exhibits A and B attached hereto, and (iii) the Restricted Stock Unit Terms and Conditions attached hereto. This Agreement is entered into effective on the date of grant specified as on the cover page hereof. By your acceptance, you agree that this RSU Award is subject in all respects to the terms and conditions of the Plan, as modified herein. Copies of the Plan and Prospectus containing information concerning the Plan are attached or are available on Ixia’s internal website at http://sharepoint/hr/.

IXIA

By:

Participant

Exhibit A

CERTAIN DEFINITIONS

For purposes of this RSU Award Agreement, including the Restricted Stock Unit Terms and Conditions attached hereto, the following capitalized terms shall have the meanings given to them below:

2009 Officer Severance Plan. “2009 Officer Severance Plan” shall mean the Company’s Officer Severance Plan (as Amended and Restated effective February 12, 2016), including any amendments thereto.
Cause. “Cause” shall have the meaning set forth in the 2009 Officer Severance Plan.
Change in Control. “Change in Control” shall have the meaning set forth in the 2009 Officer Severance Plan.
Good Reason. “Good Reason” shall have the meaning set forth in the 2009 Officer Severance Plan.
Non-GAAP Operating Profit. “Non-GAAP Operating Profit” for either the Company’s 2016 or 2017 fiscal year shall mean the Company’s operating income from continuing operations calculated on a consolidated basis for the applicable fiscal year, less interest expense and excluding the effects of equity incentive compensation expense, restructuring charges, officer severance compensation, impairment charges, acquisition-related amortization and other acquisition-related charges, and similar charges.
Average Number of Shares Outstanding. “Average Number of Shares Outstanding” for either 2016 or 2017 shall mean the weighted number of Shares of the Company’s Common Stock outstanding during the applicable fiscal year.
Non-GAAP Operating Profit per Average Number of Shares Outstanding. The Company’s Non-GAAP Operating Profit per Average Number of Shares Outstanding for either 2016 or 2017 shall be equal to the Company’s Non-GAAP Operating Profit for the applicable fiscal year divided by the Average Number of Shares Outstanding for such year.
Combined 2016-2017 Non-GAAP Operating Profit per Average Number of Shares Outstanding. The Company’s Combined 2016-2017 Non-GAAP Operating Profit per Average Number of Shares Outstanding shall be equal to the sum of the Company’s Non-GAAP Operating Profit per Average Number of Shares Outstanding for each of 2016 and 2017.
Threshold Objective. Threshold Objective shall mean $ .
Target Objective. Target Objective shall mean $ .

Exhibit B

PERCENTAGE OF TARGET RESTRICTED STOCK UNITS EARNED

The percentage of Target RSUs earned by the Participant will be based on the Combined 2016-2017 Non-GAAP Operating Profit per Average Number of Shares Outstanding and will be determined in accordance with the following table. If the Company’s actual performance results fall between two of the percentages in the “Percentage of Target Objective Achieved” column, then straight-line interpolation will be used to determine the “Percentage of Target RSUs Earned.”

Combined 2016-2017 Non-GAAP Operating Profit per Average Number of Shares Outstanding	Percentage of Target Objective Achieved	Percentage of Target RSUs Earned
	$90%	0%
	$95%	50%
	$100%	100%
	$105%	125%
	$110%	150%

If, for example, the Company achieves exactly 95% of the Target Objective (i.e., $ ), then the Percentage of Target RSUs Earned would be equal to 50% (i.e., 50% of the number of Target RSUs set forth on the cover page hereof).
If, however, the Company achieves 105% of the Target Objective (i.e., $ ), then the Percentage of Target RSUs Earned would be equal to 125% (i.e., 125% of the number of Target RSUs set forth on the cover page hereof).
If the Company achieves 110% or more of the Target Objective (i.e., $ or above), then the Percentage of Target RSUs Earned would be equal to 150% in all such instances (i.e., 125% of the number of Target RSUs set forth on the cover page hereof). No more than 150% of the Target RSUs may be earned under this RSU Award.
If any of the Company’s existing business units or any other portion of the Company’s business is required, for purposes of accounting treatment, to be treated as a discontinued operation prior to January 1, 2018, then all or some of the percentages listed in the column titled “Percentage of Target RSUs Earned” above may be reduced by the Committee in its sole discretion.
In addition, to the extent that during any continuous 90-day period ending on or before December 31, 2017 and other than as a result of voluntary employee resignations, the Company reduces the total number of full-time employees of the Company and its subsidiaries by more than 20 persons without the approval of the Company’s Board of Directors, then all or some of the percentages listed in the column titled “Percentage of Target RSUs Earned” above may be reduced by the Committee in its sole discretion.

SECOND AMENDED AND RESTATED IXIA 2008 EQUITY INCENTIVE PLAN
Restricted Stock Unit Award Agreement ‑ Restricted Stock Unit Terms and Conditions

The following Restricted Stock Unit Terms and Conditions apply to the RSU Award granted by Ixia (“Company”) to the Participant whose name appears on the RSU Award Agreement cover page to which these Restricted Stock Unit Terms and Conditions are attached.

1.
Second Amended and Restated Ixia 2008 Equity Incentive Plan. This RSU Award is in all respects subject to the terms, definitions and provisions of the Second Amended and Restated Ixia 2008 Equity Incentive Plan (the “Plan”) adopted by Ixia and incorporated herein by reference. Capitalized terms defined in the Plan but not defined in this Restricted Stock Unit Award Agreement shall have the meanings given to them in the Plan.

2.	Vesting of Restricted Stock Units Awards.

(a)
Upon each vesting date for an installment of Earned RSUs under the RSU Award (each, a “Vesting Date”), one share of Company Common Stock shall be issuable for each Earned RSU that vests on such date, subject to the terms and provisions of the Plan and this RSU Award Agreement. Following vesting, the Company will issue and transfer Shares to the Participant as soon as administratively feasible and following satisfaction of any required withholding tax obligations as provided in Section 4 below. Notwithstanding anything to the contrary set forth herein, delivery of Shares pursuant to this RSU Award (including delivery contemplated by or pursuant to Sections 5 or 6 hereof) shall be made no later than 2 ½ months after the close of the Company’s first taxable year in which such Shares are no longer subject to a substantial risk of forfeiture (within the meaning of Section 409A of the Code).

(b)	To the extent the Earned RSUs vest and Shares are issued and delivered to the Participant, such Shares will be free of the terms and conditions of this RSU Award Agreement.

(c)
No rights of a shareholder shall exist with respect to the RSUs as a result of the mere grant of the RSUs. Such rights shall exist only after issuance of the Shares following the applicable Vesting Date.

3.
Delivery of Shares upon Vesting of RSUs. Except as may otherwise be provided under Section 6 below, Earned RSUs (if not previously forfeited) will automatically be settled on or about the Vesting Dates set forth in this RSU Award Agreement, provided the Participant remains employed with the Company from the date of grant through the applicable Vesting Date. The Company may make delivery of Shares upon vesting of Earned RSUs either by (i) delivering one or more stock certificates representing such Shares to the Participant, registered in the name of the Participant, or (ii) electronically depositing such Shares into an online securities account maintained for the Participant as an employee of the Company with E*Trade Securities LLC (“E*Trade”) or such other brokerage firm as may be designated by the Company in connection with any Company plan or arrangement providing for investment in Common Stock of the Company. All certificates for Shares and all Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange or quotation system upon which the Shares are then listed or quoted, and any applicable Federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

4.	Taxes.

(a)
Participant Responsibility. The Participant is responsible for any federal, state, local or other income, employment or other applicable taxes required to be withheld under Federal, state, local or other law in connection with: (i) the vesting of the RSU Award and the issuance and delivery of Shares to the Participant, or (ii) any other event occurring pursuant to this RSU Award Agreement or the Plan (collectively, “Taxes”). The Participant acknowledges that in connection with the issuance of Shares upon the vesting of Earned RSUs, the Company is required to withhold from the Participant an amount that is sufficient to satisfy the Company’s Tax withholding obligations. Notwithstanding any contrary provision of this RSU Award Agreement or the Plan, no Shares will be issued to the Participant (or his or her estate, if applicable) upon vesting of Earned RSUs unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the withholding and payment of Taxes which the Company determines must be withheld with respect to such Shares. Notwithstanding any contrary provision of this RSU Award Agreement or the Plan, no Shares will be issued to the Participant upon vesting of any Earned RSUs after the fifteenth day of the third month of the calendar year following the calendar year in which such RSU vests. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may (but is not required to) permit the Participant to satisfy such Tax withholding obligations in any of the following ways:

(i)
Payment in Cash. The Participant may elect to pay to the Company an amount sufficient to cover such Taxes by delivering to the Company a check or by making a cash deposit in the Participant’s brokerage account with E*Trade or such other brokerage firm as may be designated by the Company in connection with any Company plan or arrangement providing for investment in Common Stock of the Company.

(ii)
Sell to Cover. Through a special sale and remittance procedure commonly referred to as a “sell to cover” transaction pursuant to which the Participant (or any other person(s) entitled to receive the Shares upon vesting) shall concurrently provide irrevocable written instructions:

1)
to such third party service provider as may be designated by the Company, including without limitation E*Trade (through the Participant’s on-line account) or such other brokerage firm as may be designated by the Company in connection with any Company plan or arrangement providing for investment in Common Stock of the Company to effect the immediate sale of a sufficient number of the Shares acquired upon the vesting of the Shares to enable such brokerage firm to remit, out of the sales proceeds available upon the settlement date, sufficient funds to the Company to cover all applicable federal, state and local income and employment taxes required to be withheld by the Company by reason of such sale; and

2)
to the Company to deliver any certificate(s) or other evidence of ownership for such sold Shares directly to such third party (e.g., E*Trade or other designated third party) in order to complete the sales transaction.

(iii)
Payment by Withholding of Shares at Participant Election (Net Issuance). Through a special procedure commonly referred to as a “net issuance” transaction pursuant to which the Participant (or any other person(s) entitled to receive the Shares upon vesting) shall provide irrevocable written instructions to the Company or to such third party service provider as may be designated by the Company, including without limitation E*Trade (through the Participant’s on-line account) or such other brokerage firm as may be designated by the Company in connection with any Company plan or arrangement providing for investment in Common Stock of the Company, to retain that number of whole Shares which would otherwise be deliverable in connection with the RSU Award upon vesting and which have a Fair Market Value sufficient to satisfy the amount of the Taxes required to be withheld; provided, however, that such method of paying taxes shall only be available to the Participant if, when, and to the extent following the date of grant of this RSU Award, the Committee expressly authorizes the Participant to utilize such method. “Fair Market Value” for this purpose shall be as determined in the Plan as of the applicable Vesting Date.

(b)
Payment by Withholding of Shares at Company’s Election. In the Company’s sole discretion and in lieu of the Participant’s election under Section 4(a)(ii), the Company may elect to retain that number of whole Shares which would otherwise be deliverable in connection with the RSU Award upon vesting and which have a Fair Market Value sufficient to satisfy the amount of the Taxes required to be withheld. “Fair Market Value” for this purpose shall be as determined in the Plan as of the applicable Vesting Date.

(c)
Company Rights. Any elections permitted to be made pursuant to this Section 4 shall be made in writing or via electronic transmission on such form or in such manner as shall be prescribed by the Company for such purpose. The Company also reserves the right to withhold Taxes, in accordance with any applicable law, from any compensation or other amounts payable to the Participant.

5.	Termination of Employment Not Involving a Change in Control.

(a)
Participant Not Eligible for Severance Plan Benefits. If the Participant ceases to serve as an Employee of the Company and does not become eligible for severance benefits under the 2009 Officer Severance Plan by reason of such termination, any unearned RSUs and any Earned RSUs that are then unvested shall automatically be cancelled and forfeited for no value on the termination date.

(b)
Participant Eligible for Severance Plan Benefits. Notwithstanding any provision to the contrary herein, if the Participant ceases to serve as an Employee of the Company and becomes eligible for severance benefits pursuant to Section 3 of the 2009 Officer Severance Plan (and not on account of a Change in Control as provided in Section 6 thereof) by reason of such termination, Earned RSUs that are then unvested shall be subject to acceleration as provided in the 2009 Officer Severance Plan (i.e., Earned RSUs that would have vested within the 12 months following the Participant’s termination date shall vest on the termination date). For purposes of clarification, in the event of any such termination, unearned RSUs shall not be subject to acceleration under the 2009 Officer Severance Plan.

6.	Change in Control.

(a)
Target RSUs Become Earned if Change in Control Occurs Prior to Committee Certification. In the event that a Change in Control occurs prior to the Committee Certification, 100% of the Target RSUs shall automatically become earned effective immediately prior to such Change in Control. 50% of such Earned RSUs shall vest, and the Shares covered thereby will automatically be issued and delivered to the Participant, on March 15, 2017 or, if such Change in Control occurs subsequent to March 15, 2017, then immediately prior to such Change in Control. The remaining 50% of the Earned RSUs shall vest, and the Shares covered thereby shall automatically be issued and delivered to the Participant, in eight equal quarterly installments commencing on May 15, 2017 and continuing on the 15th day of the second calendar month of each calendar quarter thereafter as long as the Participant remains an employee of the Company (or any of its affiliates or any successor) from the RSU grant date through the applicable vesting date. In the event that the Participant earns 100% of his or her Target RSUs pursuant to this Section 6(a), the Participant will not have any right to earn any additional RSUs under this RSU Award Agreement.

(b)
Acceleration of Vesting if Change in Control Occurs after Committee Certification (for Earned RSUs That Will Not Continue in Effect Following Change in Control). In the event that any Earned RSUs (including, without limitation, any RSUs that become Earned RSUs pursuant to Section 6(a) above) will not continue in effect following a Change in Control and/or are not assumed by a successor to the Company in connection with a Change in Control as contemplated by Section 15(b) of the Plan, all such Earned RSUs that are then unvested shall vest, and the Shares covered thereby will automatically be issued and delivered to the Participant, immediately prior to such Change in Control.

(c)
Acceleration of Vesting Following Change in Control (for Earned RSUs That Continue in Effect Following Change in Control). In the event that Earned RSUs (including, without limitation, any RSUs that become Earned RSUs pursuant to Section 6(a) above) continue in effect following a Change in Control, including as a result of assumption by a successor as contemplated by Section 15(b) of the Plan, then the Earned RSUs shall vest, and the Shares covered thereby will automatically be issued and delivered to the Participant, in accordance with the terms and conditions of this RSU Award Agreement; provided, however, that if, within two years following such Change in Control and prior to the vesting in full of the Earned RSUs, the Participant’s employment is terminated (A) by the Company or its successor (or any of its affiliates) for any reason other than a termination for Cause (as defined in the 2009 Officer Severance Plan) or (B) by the Participant for Good Reason (as defined in the 2009 Officer Severance Plan), then all then unvested Earned RSUs shall automatically become fully vested, and the Shares covered thereby will automatically be issued and delivered to the Participant, on or about the effective date of such termination. If any such termination is a termination for Cause or effected by the Participant other than for Good Reason, then all then unvested Earned RSUs shall automatically be cancelled and forfeited by the Participant for no value as of the effective date of such termination.

(d)	Pre-Change in Control Termination of Employment.
Earned RSUs. Notwithstanding any provision to the contrary herein, if the Participant’s employment is terminated by the Company prior to but on account of a Change in Control (as determined in the sole discretion of the Committee) and the Participant becomes eligible for severance benefits pursuant to Section 6 of the 2009 Officer Severance Plan by reason of such termination, any Earned RSUs that are then unvested shall be subject to acceleration as provided in the 2009 Officer Severance Plan (i.e., all such Earned RSUs shall vest on the termination date).
Unearned RSUs. If any such termination occurs prior to Committee Certification, then notwithstanding anything to the contrary herein or in the Plan and solely for purposes of this RSU Award, the Participant shall continue to be deemed an Employee and the unearned RSUs shall remain eligible to be earned either pursuant to Committee Certification or pursuant to a Change in Control (as described in the first sentence of Section 6(a) above). In the event and to the extent the unearned RSUs become Earned RSUs, the Earned RSUs shall immediately become fully vested, and the Shares covered thereby shall automatically be issued and delivered to the Participant on or about the date on which they are earned, provided such issuance occurs within 2½ months after the close of the calendar year in which the Participant’s termination date occurred. In the event such RSUs become earned as provided in the preceding sentence, the Participant thereafter shall not have any right to earn any additional RSUs under this RSU Award. Notwithstanding anything herein to the contrary, all unearned RSUs shall automatically be cancelled and forfeited for no value on the earlier to occur of (i) the date of Committee Certification, if the Threshold Objective is not met or (ii) the date that is 2½ months after the close of the calendar year in which the Participant’s termination occurs.

7.
Nontransferability of RSUs. This RSU Award may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than transfers between spouses incident to a divorce. Subject to the foregoing and the terms of the Plan, the terms of this RSU Award shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. The Shares issued upon vesting of the RSU Award will not be subject to restrictions on transfer under this Section 7.

8.
No Dividend Equivalents. The Participant shall not be entitled to receive, currently or on a deferred basis, any payments (i.e., “dividend equivalents”) equivalent to cash, stock or other property paid by the Company as dividends on the Company’s Common Stock prior to the vesting of the RSUs.

9.
No Right of Employment. Neither the Plan nor this RSU Award shall confer upon the Participant any right to continue in the employment of the Company or limit in any respect the right of the Company to discharge the Participant at any time, with or without cause and with or without notice.

10.
Restrictions on Issuance. Shares shall not be issued with respect to this RSU Award if the issuance of Shares would constitute a violation of any applicable Federal or state securities law or other applicable law or regulation. As a condition to the issuance of Shares pursuant to this RSU Award, the Company may require the Participant to make any representation and warranty to the Company as may be required by any applicable law or regulation.

11.	Miscellaneous.

(a)
Successors and Assigns. This RSU Award Agreement shall bind and inure only to the benefit of the parties to this RSU Award Agreement (the “Parties”) and their respective permitted successors and assigns.

(b)
No Third‑Party Beneficiaries. Nothing in this RSU Award Agreement is intended to confer any rights or remedies on any persons other than the Parties and their respective permitted successors or assigns. Nothing in this RSU Award Agreement is intended to relieve or discharge the obligation or liability of third persons to any Party. No provision of this RSU

Award Agreement shall give any third person any right of subrogation or action over or against any Party.

(c)	Amendments.

(i)	The Committee reserves the right to amend the terms and provisions of this RSU Award without the Participant’s consent to comply with any Federal or state securities law.

(ii)
Except as specifically provided in subsection (i) above, this RSU Award Agreement shall not be changed or modified, in whole or in part, except by supplemental agreement signed by the Parties. Either Party may waive compliance by the other Party with any of the covenants or conditions of this RSU Award Agreement, but no waiver shall be binding unless executed in writing by the Party making the waiver. No waiver or any provision of this RSU Award Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Any consent under this RSU Award Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

(d)
Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made or actions taken pursuant hereto shall be governed by the laws of the state of California, without regard to the conflict of laws rules thereof.

(e)
Severability. If any provision of this RSU Award Agreement or the application of such provision to any person or circumstances is held invalid or unenforceable, the remainder of this RSU Award Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

* * * *